EXHIBIT 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into as of the 15th day of April 2007 by and between True North Energy Corporation, a Nevada corporation, with its principal offices at 2 Allen Center, 1200 Smith Street, Houston, TX 77002 (the “Company”) and Constance Knight with an address at 1800 Washington Avenue, Golden, Colorado 80401 (the “Consultant”).

WHEREAS, the Company wishes to engage the Consultant to provide geological technical advisory and related services to the Company and the Consultant wishes to accept such engagement, all upon the terms and subject to the conditions contained in this Agreement;

NOW, THEREFORE, the parties hereto, in consideration of the mutual consideration and promises contained herein and intending to be bound, hereby agree as follows:

1. Retention of Consultant. The Company hereby retains the Consultant, and Consultant agrees to be retained by the Company, upon the terms in, and subject to the conditions of, this Agreement.

2. Term. Subject to Section 7 hereof, the term of this Agreement shall begin on April 15, 2007 (the “Effective Date”) and shall continue for three (3) months thereafter through and including July 15, 2007.

3. Duties of Consultant. During the term of this Agreement, the Consultant shall assist and advise the Company with respect to geological and technical matters involving all aspects of the Company’s oil and gas business, and provide assistance to and work with the Company’s Chief Executive Officer.

4. Compensation. As compensation to the Consultant for the services to be rendered under this Agreement, the Company shall pay Consultant $8,000 per month in cash ($24,000 on an aggregate basis) and $8,000 per month in common stock of the Company ($24,000 on an aggregate basis). This Agreement is being given effect as of April 15, 2007, the date on which the Consultant began to render the consulting services to the Company. No cash or stock has been paid to Consultant to date. Hereafter, the monthly cash payments for the services will be paid on the 15th day of each month starting on May 15th 2007 and ending with a payment on July 15th 2007. In connection with the stock compensation, the stock will be promptly issued to Consultant in a single payment at the end of the term based upon the value of the stock on the effective date of this Agreement, April 15, 2007 (the “Execution Date”). Value shall be based on the closing sale price of the Company’s common stock on the OTC Bulletin Board on the Execution Date. In advance of issuance, the Company will file a registration statement on Form S-8 registering the stock. In the event of early termination of this Agreement by either party, the Consultant’s cash payment for the month in which the Agreement will terminate will be subject to a pro rata adjustment to reflect the number of days in such month that the Consultant will be providing consulting services. In the event of early termination by the Company “With Cause” or by the Consultant other than for “Good Reason”, as such terms are defined in Section 7 hereof, the Consultant’s stock payment will be subject to a pro rata, downward adjustment to reflect the number of days of the intended six month term during which this Agreement was in effect. Consultant shall also be entitled to reimbursement of reasonable out of pocket business expenses incurred by Consultant in the performance of this Agreement. Any single expense amount in excess of $1,000 will require advance written approval from the Company.

5. Status as Independent Contractor. The parties intend and acknowledge that the Consultant is acting as an independent contractor and not as an employee of the Company. The Company shall not be responsible for any withholding in respect of taxes or any other deductions in respect of the fees to be paid to Consultant and all such amounts shall be paid without any deduction or withholding. Nothing in this Agreement shall be construed to create any partnership, joint venture or similar arrangement between the Company and the Consultant or to render either party responsible for any debts or liabilities of the other.

6. Confidentiality. The Consultant acknowledges that in connection with the services to be rendered under this Agreement, the Consultant may be provided with confidential business information of the Company. The information will include, but not be limited to, competitive information pertaining to the Company’s employees, business partners, land and lease holdings, financial results and drilling and exploration activities. The Consultant agrees to keep any information or materials (the “Confidential Information”) in the strictest confidence and not to disclose or disseminate any such Confidential Information to any person, firm or other business entity except to those employees, consultants or other independent contractors of the Company as shall be necessary or advisable for the carrying out of the purposes of this Agreement.

All materials relating to the business and affairs of the Company, including, without limitation, all manuals, documents, reports, equipment, working materials, lists of shareholders, customers and clients, and information collected or prepared by the Company or the Consultant in the course of the Consultant's engagement, are the property of the Company. Upon the termination of this Agreement for any reason, the Consultant shall cease the use of such materials, return them to the Company (including all copies and reproductions that may have been made or received), and delete related information from all retrieval systems and databases used by the Consultant

Information will not be deemed to be Confidential Information restricted by this Section 6 if Consultant can show that: (i) the information was in Consultant’s possession or within Consultant‘s knowledge before the Company disclosed it to Consultant; (ii) the information was or became generally known to those who could take economic advantage of it; (iii) Consultant obtained the information from a party having the right to disclose it to Consultant without violation of any obligation to the Company, or (iv) Consultant is required to disclose the information pursuant to legal process (e.g., a subpoena), provided that Consultant notifies the Company immediately upon receiving or becoming aware of the legal process in question. No combination of information will be deemed to be within any of the four exceptions in the previous sentence, however, whether or not the component parts of the combination are within one or more exceptions, unless the combination itself and its economic value and principles of operation are themselves within such an exception or exceptions.

7. Termination. Either party may terminate this Agreement for any reason upon 15 days prior written notice, including but not limited to termination by the Company “With Cause” or termination by the Consultant for “Good Reason”.

“With Cause” shall be (i) Consultant’s willful, material and irreparable breach of this Agreement, (ii) Consultant’s willful dishonesty, fraud or material misconduct with respect to the business or affairs of the Company; (iii) Consultant’s conviction for a felony; (iv) Consultant’s gross negligence in the performance of his duties hereunder, or (v) Consultant’s intentional nonperformance of his duties hereunder.

“Good Reason” shall exist if the Company does not pay any material amount of compensation due Consultant hereunder within 7 days of the due date thereof provided that Consultant shall have provided the Company with written notice of such default and given the Company 3 business days to cure such default.

8. Amendments, Modifications, Waivers, Etc. No amendment or modification to this Agreement, nor any waiver of any term or provision hereof, shall be effective unless it shall be in a writing signed by the party against whom such amendment, modification or waiver shall be sought to be enforced. No waiver of any term or provision shall be construed as a waiver of any other term or condition of this Agreement, nor shall it be effective as to any other instance unless specifically stated in a writing conforming with the provisions of this Section 8.

9. Successors and Assigns. This Agreement shall be enforceable against any successors in interest, if any, to the Company and the Consultant. Except as specifically provided herein, neither the Company nor the Consultant shall assign any of their respective rights or obligations hereunder without the written consent of the other in each instance.

10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11. Notices. Any notices required or permitted to be given under this Agreement shall be effective upon receipt at the respective addresses in the recitals to this Agreement unless the address for notice to either party shall have been changed by a notice given in accordance with this Section 11.

12. Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Texas, without regard for principals of conflicts of laws. Any action under this Agreement shall be brought in the federal or state court in the City, County and State of Texas.

IN WITNESS WHEREOF, the parties hereto have set their respective hands this 13th day of April 2007.

The Company:		The Consultant:

TRUE NORTH ENERGY CORPORATION

By:	/s/ John Folnovic	/s/ Constance Knight
Name:	John Folnovic	Name: Constance Knight
Title: President